UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2017

AIMMUNE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37519	45-2748244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8000 Marina Blvd, Suite 300

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 614-5220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2017, Aimmune Therapeutics, Inc. (“Aimmune” or the “Company”) announced the appointment of Eric H. Bjerkholt., age 57, to the position of Chief Financial Officer of the Company, effective on April 28, 2017.

Mr. Bjerkholt joins the Company from Sunesis Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, where he had served as Executive Vice President, Corporate Development and Finance and Chief Financial Officer since January 2012. Prior to that, Mr. Bjerkholt served in several roles at Sunesis Pharmaceuticals, Inc. from 2004 to January 2012, including Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From 2002 to 2004, Mr. Bjerkholt served as Senior Vice President and Chief Financial Officer of IntraBiotics Pharmaceuticals, Inc., a pharmaceutical company, and from 1999 to 2002, Mr. Bjerkholt served at various times as the Chief Executive Officer, President and Chief Financial Officer of LifeSpring Nutrition, Inc., a neutraceutical company. From 1990 to 1997, Mr. Bjerkholt was an investment banker at J.P. Morgan & Co. Mr. Bjerkholt is currently a member of the Board of Directors of Corium International, Inc., a publicly held biopharmaceutical company. Mr. Bjerkholt holds a Cand. Oecon degree in Economics from the University of Oslo and an M.B.A. from Harvard Business School.

Mr. Bjerkholt has entered into an employment agreement with the Company which provides for an annual base salary of $400,000 and with an annual bonus target at 40% of his base salary. Under the employment agreement, in the event that Mr. Bjerkholt is terminated by us without “cause” or resigns for “good reason”, then in exchange for providing us a general release of claims, he is entitled to receive (i) continued base salary payments for nine months, (ii) reimbursement of premiums for continued healthcare coverage for nine months and (iii) six months’ accelerated vesting of equity awards, including stock options, held by him (with any vested stock options remaining exercisable for twelve months after his termination of employment or resignation). If the termination or resignation occurs during the period commencing three months prior to a change in control and ending twelve months after a change in control, then, in lieu of the foregoing benefits, Mr. Bjerkholt is entitled to receive (a) a cash lump sum payment equal to (i) twelve months’ base salary, plus (ii) his target bonus, plus (iii) reimbursement of continued healthcare coverage premiums for twelve months and (b) full accelerated vesting of each equity award, including stock option, held by him (with any stock options remain exercisable for twelve months following such termination or resignation). In addition, Mr. Bjerkholt will be granted a stock option award to purchase 270,000 shares of the Company’s common stock, effective as of the close of business on April 28, 2017, with an exercise price equal to the closing price of the Company’s common stock as reported on The NASDAQ Global Select Market on the date of grant. The awards will be made pursuant to the Company’s 2015 Equity Incentive Award Plan and will vest with respect to 25% of the shares underlying the option on the first anniversary of the date Mr. Bjerkholt commences employment with the Company, and in equal monthly installments over 36 months thereafter, subject to continued service as of each vesting date.

In connection with Mr. Bjerkholt’s appointment as Chief Financial Officer, the Company will enter into an indemnification agreement with Mr. Bjerkholt (the “Indemnification Agreement”) in accordance with the Company’s standard practice and pursuant to the form previously approved by the Board and the Company’s stockholders. The Indemnification Agreement, among other things, requires the Company to indemnify Mr. Bjerkholt to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as an executive officer. The foregoing description of the Indemnification Agreement is a summary of the material terms of such agreement and is qualified in its entirety by reference to the Indemnification Agreement, which was filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1/A on July 27, 2015 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIMMUNE THERAPEUTICS, INC.

Date: April 13, 2017	By:	/s/ Douglas T. Sheehy
Douglas T. Sheehy General Counsel & Corporate Secretary